Exhibit 77(q)(1)

                                    Exhibits

(a)(1) Certificate Evidencing Establishment and Designation of Classes of Shares of Beneficial Interest dated April 29, 2003 to the Amended and Restated Declaration of Trust of ING Variable Funds.

(e)(1) First Amendment dated July 29, 2003 to the Sub-Advisory Agreement between ING Investments, LLC and Aeltus Investment Management, Inc. dated March 1, 2002.